Exhibit 99.1

Press Release

CASPAR HOBBS APPOINTED TO INTERACTIVE DATA

BOARD OF DIRECTORS

BEDFORD, Mass – November 17, 2006 – Interactive Data Corporation (NYSE: IDC), a leading provider of financial market data, analytics and related services to financial institutions, active traders and individual investors, today announced that Caspar Hobbs has been appointed to the Company’s Board of Directors. Hobbs succeeds Olivier Fleurot as one of five Pearson-affiliated directors now serving on Interactive Data’s Board of Directors. Fleurot, who served on the Interactive Data Board of Directors since May 2005, resigned from Interactive Data’s board following his departure from Pearson plc to accept a new position as executive chairman of Publicis Groupe.

Hobbs, 37, is a co-founder and current chief executive officer of the London-based Mergermarket Group, where he is responsible for overseeing strategy, expansion, sales and marketing, and general management of this financial information company. Mergermarket, which was founded in 1999 and acquired by Pearson plc in August 2006, specializes in delivering mergers and acquisition news and tools, as well as other specialized services to the financial community.

“Caspar’s experience, insights and talents will be valuable assets for Interactive Data as the Company continues to expand its business around the world,” stated John Makinson, chairman of the Interactive Data Board of Directors. “We’d like to thank Olivier for his contributions over the past 18 months and wish him well in his future endeavors. We also have continued to make progress recruiting a new independent director to fill the vacancy created by the retirement of Alan Hirschfield earlier this year.”

Prior to co-founding Mergermarket, Hobbs worked at Financial News and, before that, he served as an officer in the British Army. He was educated at the Royal Military Academy, Sandhurst and INSEAD.

Forward-looking and Cautionary Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and is subject to the safe-harbor created by such Act and laws. These statements include our statement regarding Mr. Hobbs’s role in helping support Interactive Data’s continued expansion worldwide. These statements are subject to known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those contemplated by the forward-looking statements. Such factors include, but are not limited to: (i) the presence of competitors with greater financial resources than ours and their strategic response to our services and offerings; (ii) the possibility of a prolonged outage or other major unexpected operational difficulty at any of our key facilities; (iii) our ability to maintain relationships with our key suppliers and providers of financial market data; (iv) our ability to maintain our relationships with service bureaus and custodian banks; (v) a decline in activity levels in the securities markets; (vi) consolidation of financial services companies, both within an industry and across industries; (vii) the continuing impact of cost-containment pressures across the industries we serve; (viii) new offerings by competitors or new technologies that could cause our offerings or services to become less competitive or obsolete; (ix) our ability to develop new and enhanced service offerings and our ability to market and sell those new and enhanced offerings successfully to new and existing customers; (x) our ability to negotiate and enter into strategic alliances or acquisitions on favorable terms, if at all; (xi) our ability to derive the anticipated benefits from our strategic alliances or acquisitions in the desired time frame, if at all; (xii) potential regulatory investigations of us or our customers relating to our services; (xiii) the regulatory requirements applicable to our business, including our FT Interactive Data Corporation subsidiary, which is a registered investment adviser; (xiv) our ability to attract and retain key personnel; (xv) the ability of our majority shareholder to exert influence over our affairs, including the ability to approve or disapprove any corporate actions submitted to a vote of our stockholders; and (xvi) other factors identified in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission. We undertake no obligation to update these forward-looking statements.

About Interactive Data Corporation

Interactive Data Corporation (NYSE: IDC) is a leading global provider of financial market data, analytics and related services to financial institutions, active traders and individual investors. The Company’s businesses supply time-sensitive pricing, evaluations and reference data for more than 3.5 million securities traded around the world, including hard-to-value instruments. Many of the world’s best-known financial service and software companies subscribe to the Company’s services in support of their trading, analysis, portfolio management and valuation activities. Through its businesses, FT Interactive Data, ComStock, CMS BondEdge and eSignal, Interactive Data has approximately 2,200 employees in offices located throughout North America, Europe, Asia and Australia, and is headquartered in Bedford, MA. Pearson plc (NYSE: PSO; LSE:PSON), an international media company, whose businesses include the Financial Times Group, Pearson Education, and the Penguin Group, owns approximately 62 percent of the outstanding common stock of Interactive Data Corporation.

The FT Interactive Data business includes FT Interactive Data Corporation, a Delaware corporation. The ComStock business includes ComStock, Inc., a New York corporation. The Interactive Data Managed Solutions business includes Interactive Data Managed Solutions, a Frankfurt, Germany corporation. IS.Teledata AG was renamed as Interactive Data Managed Solutions in 2006 following Interactive Data’s acquisition of IS.Teledata in mid-December 2005.

COMPANY CONTACTS

Investors:	Media:

Andrew Kramer	John Coffey
Director of Investor Relations	Manager, Public Relations
781-687-8306	781-687-8148
andrew.kramer@interactivedata.com	john.coffey@interactivedata.com

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